Barclays Global Investors, N.A.
     And its Subsidiaries:
     Barclays Global Funds Advisors
     Barclays Global Investors Services

CODE OF ETHICS

Introduction

Barclays Global Investors, N.A. and its subsidiaries Barclays Global Funds
Advisors (BGFA) and Barclays Global Investors Services (BGIS), collectively referred to as "BGI", have adopted the following Code of Ethics regarding personal securities transaction policies and procedures intended to prevent their US officers, directors and employees from engaging in any fraudulent or manipulative acts with respect to accounts managed or advised by BGI as set forth in SEC 17 CFR 270 Rule 17j-1, SEC 17 CFR 275 Rule 204-2 and OCC Regulation
12 CFR 12.7. Policies and Procedures on Insider Trading and Chinese Walls are
included in Appendix A.

Definitions

"Securities" are defined as any SEC registered or privately placed equity and fixed income security, future or option contract, or other related commodity derivative investment. This includes closed-end mutual funds, unit investment trusts, physical-form securities, and exchange traded funds. "Securities" do not include US Treasuries and other direct obligations of the US Government, banker's acceptance, commercial paper, and shares of registered open- end investment companies.

"Employee" include any US directors, officers and employees of BGI and his/her spouse, domestic partner, minor children, a relative who shares the employee's home or other persons by reason of any contract, arrangement, understanding or relationship that provides to the employee with sole or shared voting or investment powers.

"Personal Account" includes any securities account or portfolio in which securities are held for the employee in which the employee has a direct or indirect pecuniary (monetary) interest. The term includes IRA and 401(k)
accounts in which securities can be purchased or sold.

Prohibited Trading Activities

Insider Trading
---------------

o All employees are prohibited from engaging in insider trading or tipping.

Insider trading occurs when a personal securities transaction occurs on the basis of or while in possession of material, nonpublic information. Information is considered material if it could reasonably affect the employee's decision to invest (or not to invest) in a security. Nonpublic information is that which is generally not available to the ordinary investors in the marketplace. Refer to
Appendix A for further details on insider trading.

Parallel Trading, Front Running and Shadowing Restrictions
----------------------------------------------------------

o    All employees are prohibited from conducting personal securities transactions that are considered parallel trading, front running and shadowing.

Shadowing and parallel trading occur when an employee observes a BGI trade or trading pattern and places the same (or similar) trade in his/her account or passes the information to others inside or outside of the company. Front running occurs when an employee uses (or passes to others who use the information)
advance knowledge of a BGI trade to enter into a personal transaction in the same security ahead of BGI's order and to capitalize on the impact of the BGI order.

Restricted Trading Activities

Trading in Barclays PLC Securities and Securities Underwritten by Barclays' Affiliates
--------------------------------------------------------------------------------------

o    All Members of the Board of Directors of BGI, members of the Management
     Committee, employees reporting directly to BGI's Chief Financial Officer and all employees within the U.S. and Global Finance and Treasury Groups are prohibited from trading in the securities of Barclays PLC during the period from the end of the accounting year or half year until the relevant results are announced, i.e., from January 1 to the preliminary results announcement in February and from July 1 to the interim results announcement in August. During other times, these individuals must pre-clear trades in Barclays PLC securities in accordance with the Barclays
     PLC policy.

Requirements for All Employees

Reporting of Personal Accounts and Securities Transactions
----------------------------------------------------------

o    All employees must disclose all personal accounts to US Compliance and must authorize US Compliance to receive duplicate trade confirmations and account statements.

o    Upon employment, new employees must sign a document stating that they understand and agree to abide by BGI's personal trading requirements, restrictions and prohibitions.

Annual Certification
--------------------

o All employees must provide an annual certification of their personal accounts and securities holdings.

o All employees must certify at least annually their understanding and compliance with the Code of Ethics.

60 Day Holding Period
---------------------

o    Employees are required to hold securities including options and futures for a minimum of 60 days, and to avoid short-term trading practices. US
     Compliance may pre-approve exceptions to the 60 day holding period.

Pre-Clearance Prior to Transactions in IPOs, Private Placements, Options, and Futures
-------------------------------------------------------------------------------------

o    All employees must obtain pre-clearance for transactions in IPOs, private placements, options and futures. For options and futures, the employee must execute the transaction by the end the next days closing of the relevant market or request another pre-clearance.

Blackout Periods
----------------

o    Employees are restricted from trading securities in selected indexes during a designated "blackout" period when the specific index is undergoing a major scheduled reconstitution. US Compliance will notify employees of the
     "blackout" periods which will include a period of time before and after a major scheduled index reconstitution.

Additional Requirements for Access Persons

Access Persons include all employees whose Group 1) participates in making securities purchase and sell recommendations or 2) may have access to timely and material information concerning BGI's securities transactions. Access Persons also include the Boards of Directors and officers of BGFA and BGIS.

US Compliance will identify BGI's Access Persons who are required to submit reports under this Code of Ethics and inform them of their reporting and securities preclearance obligations.

Reporting of Securities Transactions and Holdings
-------------------------------------------------

o    All Access Persons must provide a listing of securities holdings to US
     Compliance within 10 calendar days from when a personal account is opened and provide US Compliance with transaction information until such time as
     US Compliance receives duplicate confirmations and statements.

o    All newly hired Access Persons must provide a complete listing of securities holdings on their initial day of employment.

Access Persons Requiring Pre-clearance by Management and US Compliance
----------------------------------------------------------------------

o    All Access Persons, whose Group directly participates in making securities purchase or sell recommendations or has timely and material knowledge of
     BGI's securities transactions, must pre-clear their personal securities transactions with their Group manager in addition to pre-clearance by US
     Compliance. The manager will verify that there is no timely or material knowledge of trades pending for specific securities within the Access
     Person's Group. These Groups include Portfolio Management, Trading,
     Transition Services, Client Order Management, and other Groups identified by US Compliance from time to time.

     Pre-clearance authorization is valid until the next day's closing of the relevant market.

Access Persons Requiring Pre Notification of Transactions to US Compliance Only
-------------------------------------------------------------------------------

o    The following Groups have access to information relating to BGI's securities transactions. Employees within these Groups must pre notify US
     Compliance of their securities transactions. These Groups include Internal
     Audit, US Compliance, US Risk Management, Legal, Trading Operations,
     Advance Strategy Research, Index Research Group, the US Executive
     Committee, US members of the Management Committee, BGFA and BGIS Board of
     Directors and officers. In addition, all BGI staff who have access to the following systems must also pre notify the US Compliance Group of their securities transactions: Landmark, Bulk Console, Beacon, Bidbook, Fifus,
     TOCV2, TSC, IntelProd, Quantex and any other systems identified by US
     Compliance from time to time.

Access Persons are not required to pre-clear nor pre-notify of transactions in accounts managed by a registered investment advisor for which full discretion has been granted. Documentation of such an arrangement must be provided and an exemption must be obtained from US Compliance who will confirm the discretionary arrangement.

Pre-clearance and pre notification is not required for transactions in automatic dividend reinvestment plans, periodic stock purchase plans or in selling or exercising rights obtained as a shareholder in an issue.

Monitoring of Personal Securities Transactions

Post Trade Review
-----------------

o    US Compliance will review personal securities transactions to identify violations of the Code of Ethics. Violations to this policy will be reviewed by management and disciplinary action may be taken up to and including dismissal.

Adoption and Approval of BGI Code of Ethics

o    US Compliance will present the BGI Code of Ethics for approval by the Board of Directors or Trustees of all funds for which BGFA or BGIS is the investment advisor. This will be done at the initiation of investment advisory services provided by BGFA or BGIS to the fund and no later than six months after a material change has been adopted. In connection with each approval, BGFA and BGIS will certify to the board that they have adopted procedures reasonably necessary to prevent the Access Persons from materially violating the BGI Code of Ethics.

o    BGFA and BGIS will provide to the fund's board a written report describing issues, material violations and sanctions, and will certify to the board that procedures have been adopted which are intended to prevent Access
     Persons from violating the BGI Code of Ethics. This report and certification will be submitted Code of Ethics at least annually.

RecordKeeping Requirements

BGI will follow the recordkeeping practices outlined below:

o    A copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect, will be maintained in an easily accessible place.

o    A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, will be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

o    A copy of each personal account statement, trade confirmation and any information provided in lieu of a report will be retained for five years, two years in an easily accessible location.

o    A record of all persons, currently or within the past five years, who are or were required to make reports, and who are or were responsible for reviewing these reports will be retained in an easily accessible location.

o    A copy of each report submitted to a fund board pursuant to the Code of
     Ethics will be maintained for at least five years after the end of the fiscal year in which it is made, two years in an easily accessible location.

o    A record of any decision to approve and the reasons supporting the decision to approve the acquisition by employees of IPOs and private placements will be maintained for at least five years after the end of the fiscal year in which the approval is granted.

APPENDIX A

         INSIDER TRADING AND CHINESE WALL POLICY

A.       Introduction

         The continued success of Barclays depends on its relationships with its customers and on its well-deserved reputation as an institution grounded in a tradition of integrity and ethical conduct in all of its dealings. To maintain this high standard and, thus, Barclays'
         reputation in today's regulatory and business climate, requires strict observance of ethical behavior as well as of legal obligations created by the Federal securities laws and specific contractual undertakings of
         Barclays such as confidentiality agreements. This Policy emphasizes generally the importance of adhering to professional and ethical conduct and provides specific policies and, in certain instances, procedures, with respect to Personal Securities Transactions and
         Chinese Walls. These guidelines will help employees meet Barclays'
         contractual, ethical and statutory obligations.

         BGI employees who violate these policies and procedures will be subject to such disciplinary action as management deems appropriate, including a letter of censure or suspension, or removal from office, or summary termination of employment.

B.       Insider Trading

         All employees must strictly comply with Federal, provincial or state securities laws in transactions on behalf of Barclays and in their own personal transactions. Such securities laws prohibit trading on material non-public information ("Insider Trading") or communicating such information to others who may trade on it ("Tipping").

         What constitutes material non-public information ("Inside Information")
         must be determined on the basis of all pertinent circumstances. First, the information must be material. Material information is generally defined as (i) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or (ii) information that is reasonably certain to have a substantial effect on the price of a company's securities. Second, the information must be non-public. Information that has been communicated to the market place is generally public and, therefore, not Inside Information. For example, information found in a filing or a report made with the Securities and Exchange Commission or appearing in newspapers, industry journals, financial newsletters or other publications would be considered public, although information obtained by word-of-mouth or through rumors would not necessarily be public. Information that is known only inside a company or to a limited number of outsiders such as accountants, bankers, financial advisors or attorneys, is not public.

         The following information will generally be Inside Information if not publicly known: (a) information concerning a company, including information concerning its business, financial matters and management, such as changes in earnings or dividends, significant technical achievements, important discoveries of natural resources, the obtaining or losing of major contracts, or changes in management; and (b)
         information concerning a company's securities, including the market for a security or its terms, such as a prospective tender offer, merger or acquisition, prospective block trade, prospective private placement or public offering, impending stock dividend or stock split or proposed recapitalization. A BGI employee who had any of the types of Inside
         Information described above would be guilty of Tipping if he or she (a)
         either communicated the Information to another person or (b) simply told another person, without explanation, to buy or sell the securities of that company, and the other person did indeed purchase such securities as a result of such Tipping. Similarly, a staff member, possessing Inside Information, would be guilty of Insider Trading if he or she bought or sold securities for his or her personal account, or for BGI's account, based on that Inside Information.

C.       Confidentiality And Chinese Wall Policy

         Beyond simply complying with the letter of the law, employees are expected to understand and observe the highest professional and ethical standards in conducting BGI's business. All BGI employees have a duty to respect the confidential nature of information received from customers and to use that information only for the purpose for which it is provided, whether or not that information is Inside Information and regardless of the basis on which confidentiality is required - whether it be statutory requirements, ethical considerations or contractual obligations. Maintaining strict standards with respect to the confidentiality of information will accomplish several goals. It will enable BGI to (a) preserve its reputation for corporate integrity, (b)
         maintain compliance with the Federal securities laws, and (c) reduce the occurrence of conflicts of interest both within divisions (and even within teams) as well as between separate operating entities of
         Barclays. Indeed, maintaining strict standards of confidentiality will enable BGI to serve the needs of its customers more effectively.

         In certain areas Chinese Walls will be, or have been, established to ensure that employees have adopted procedures to safeguard the confidentiality of information. The term "Chinese Wall" is a familiar one to most people. However, what it means or how it actually operates in the workplace is often misunderstood.

         A Chinese Wall is a barrier that controls or restricts the flow of confidential information. It is essentially a system or set of procedures designed to segregate information and prevent the communication of that information between certain people or operating areas. The procedures that comprise each Chinese Wall may vary depending on the location of the particular wall or the times when it is operative. A Chinese Wall may need to be in place only at certain times or on a constant basis. A Chinese Wall may need to be located between various operating areas, between divisions, between teams within a division and even, temporarily, between staff who are on the same team but assigned to different accounts. The existence and proper maintenance of Chinese Walls will allow Barclays to serve
         simultaneously the needs of customers who have competing interests. For the most part, the maintenance of Chinese Walls will reduce the occurrence of conflicts of interest within Barclays as well as reduce the possibility of abuse of Inside Information.

         Regardless of the existence of specific Chinese Walls, the following procedures should be observed by all employees at all times:

          1.   Never communicate confidential information to anyone outside
               Barclays except for communications with auditors, approved counsel or other experts who have been specifically engaged for certain matters. Communicate confidential information inside
               Barclays only on a need-to-know basis.

          2.   Do not communicate confidential information through a Chinese
               Wall unless permission is obtained from the appropriate
               designated manager or the Manager of Compliance.

          3.   Never discuss confidential information in a public place such as an elevator, a restaurant or a hallway.

          4.   Always log off your computer before leaving the area for any length of time and at the end of the day.

          5.   Use systems and information solely for authorized activities.

          6.   Notify a supervisor of any unauthorized use or misuse of the system or information or any activity that appears questionable.

          7.   Maintain the secrecy of passwords and other system access
               identification.

          8.   Prevent others from using a terminal to which another employee has logged on until that employee has logged off.

          9.   Keep documents and papers containing confidential information in locked file cabinets or other secured facilities. Do not leave papers and documents containing confidential information exposed on desks or credenzas.